Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

SNRG Corporate News

July 8, 2009 – SNRG Corporation (the “Company” or “we”) (SNRG.PK) advises of the following information:

The historical business of the Company has been the development and production of oil and gas and related activities. We advise that we have stopped pursuing this business strategy and will not be engaged in any segment of the oil and gas industry moving forward. It is our intention to dispose of all of our oil and gas interests.

We have previously announced that we agreed to sell our interest in the M.G Hensley lease to Rangeford Resources Inc. (“Rangeford”); however, due to title complications, we and Rangeford have mutually agreed to terminate this sale. We intend to negotiate the sale of this lease and other oil and gas holdings in settlement of corporate debt moving forward.

We have previously announced that we re-established North American oil and gas development activities commencing with the redevelopment of the Gohlke Heirs “B” lease. In mid 2008, the Company farmed out the restoration of production from the B-1 well and the redevelopment of the “B” lease. In addition, we borrowed working capital secured by collateralization of our interest in the Gohlke Heirs B Lease. The well proved to be uneconomic due to high water/oil ratios. The cost of pumping and water disposal, coupled with the significant drop in oil prices, resulted in the suspension of the field redevelopment.  The Company has disposed of its residual interests in the Gohlke Heirs “B” lease in settlement of corporate debt.

We have previously announced that we entered into a letter of intent for the acquisition of up to a 70% interest in Tianshui Yellow River Industry Co, Ltd. The letter of intent has expired and we do not intend to further pursue this acquisition.

With the disposition of our oil and gas interests, the assets of the Company will consist solely of a large quantity of rubber processing equipment acquired in 2005. The equipment was to be used for rubber devulcanization and the manufacture of products using devulcanized rubber. The Company does not own the technology required for this process at the present time.

The Company has become aware of a number of derogatory and anonymous postings on the internet regarding the Company and its officers. The Company has the following response to such information:

1.
Unlike newspapers, books, magazines and broadcasters, web site operators and search engine operators are generally not answerable to U.S. libel laws. The Consumer Internet Privacy Act protects a) anonymous scribes, b) the websites themselves, and c) the search engines that direct “researchers”, “investigators” and others to the postings, from defamation liability. In effect, anyone can write almost anything about anyone and post it prominently on the Internet with impunity.

2.
During the period from November 17, 2004 through the present time, while serving as President, CFO, Director and Chairman of the Board, Mr. Fimrite, has not requested or received any compensation of any kind for services to the Company, nor any reimbursement of travel or communication expenses and has not received any stock options, stock grants or stock warrants.

3.	During the period from November 17, 2004 through the present time, Mr. Fimrite has not purchased or sold any shares of the Company in the market or otherwise.

4.
The Company settled all outstanding issues with Mathon Fund and Mr. Duane Slade and his related entities in 2005 by an agreement with the Conservator on behalf of the Mathon Fund et al. and neither party has had any relationship with the Company since that time.

D Elroy Fimrite,
President

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "will," "anticipated," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas production and exploration and the unproven nature of alternative energy technologies and its commercial viability.  Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. SNRG Corporation takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

Contact:

D E Fimrite,
President
Telephone: 713-961-3200